Exhibit 10.1
STONERIDGE, INC.
LONG-TERM INCENTIVE PLAN
PHANTOM SHARE GRANT AGREEMENT
June 20, 2023
Stoneridge, Inc., an Ohio corporation, and its subsidiaries (the “Company”), pursuant to the terms and conditions hereof, hereby grants to _______ (“Grantee”) the right to receive an amount of cash equal to the value of _______ Common Shares, without par value, of the Company (the “Phantom Shares”). The grant of Phantom Shares (the “Award”), as embodied by this Agreement (the “Agreement”), is described below.
1.    The Phantom Shares are in all respects subject to the terms, conditions and provisions of this Agreement and the Company’s 2016 Long-Term Incentive Plan, as amended (the “Plan”), and as administered by the Compensation Committee of the Board of Directors (the “Committee”). Terms not defined herein are defined in the Plan.
2.    The Phantom Shares shall be phantom (notional) Common Shares of the Company. Subject to the satisfaction of the applicable criteria, a Phantom Share shall entitle Grantee to the right to an amount of cash equal to (i) the Fair Market Value of a Common Share as of the Vesting Date (as set forth in Section 3 below), plus (ii) any Dividend Equivalent Rights (“DERs”) relating to the Phantom Shares. Such amount in satisfaction of the vested Phantom Shares and related DERs shall be paid to Grantee in cash, less withholding obligations, as promptly as practical on or after June 20, 2025 (“Vesting Date”), unless the Vesting Date shall be accelerated pursuant to Section 3(a) or 3(c).
For purposes of this Agreement, DERs shall mean a contingent right, automatically granted in tandem with a Phantom Share, to the right to an amount in cash equal to the cash distributions made by the Company with respect to Common Shares after the date hereof through June 20, 2025, and subject to the same vesting conditions as the related Phantom Shares. The Company shall track DERs by providing to Grantee a credit under a bookkeeping account (without interest) equal to cash distributions made by the Company with respect to Common Shares at the respective time(s) such distributions are made to holders of Common Shares.
For purpose of this Agreement, “Fair Market Value” of a Common Share shall mean as of a given date (in order of applicability): (i) the thirty (30) day trailing average closing price of a Common Share on the principal exchange on which the Common Shares are then trading (which is the New York Stock Exchange on the date of this Agreement), if any, on the day immediately prior to such date, or if Common Shares were not traded on the day previous to such date, then on the next preceding trading day during which a sale occurred; or (ii) if Common Shares are not traded on an exchange but are quoted on NASDAQ or a successor quotation system, (A) the thirty (30) day trailing average of the last sale price (if Common Shares are then listed as a National Market Issue under the NASD National Market System) or (B) if Common Shares are not then so listed, thirty (30) day trailing average of the mean between the closing representative bid and asked prices for Common Shares on the day previous to such date as reported by NASDAQ or such successor quotation system; or (iii) if Common Shares are not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for Common Shares, as a thirty (30) day trailing average price, on the day previous to such date, as determined in good faith by the Committee; or (iv) if Common Shares are not publicly traded, the fair market value established by the Committee acting in good faith.
3.    The Phantom Shares may not be sold, transferred, pledged, assigned, or otherwise encumbered, whether voluntarily, involuntarily or by operation of law, and, except in the cases described in Sections 3(a) – (c) below, will be forfeited to the Company on if the Grantee is not employed with the Company on the Vesting Date. If the Grantee is employed by the Company on the Vesting Date, the Phantom Shares shall vest and be paid pursuant to Section 2.
(a)Death or Permanent Disability. In the case of the Grantee’s Death or Permanent Disability, the Phantom Shares granted shall not be forfeited because of the Death or Permanent Disability but shall vest in full on the date of Death or Permanent Disability and shall be paid as promptly as practical pursuant to Section 2.
(b)Change in Control. In the case of (i) a Change in Control of the Company, and (ii) before the Vesting Date, the Grantee is terminated other than for Cause or voluntarily terminates his or her employment for “Good Reason” (as defined below), the Phantom Shares shall not be forfeited because of the Change in Control and termination but shall in full vest on the Vesting Date and shall be paid pursuant to Section 2. A voluntary termination shall be deemed to be for Good Reason if the Grantee voluntarily terminates Grantee’s employment with the Company after: (a) the Company reduces the Grantee’s title, responsibilities, power or authority in comparison with Grantee’s title, responsibilities, power or authority on the date hereof; (b) the Company assigns the Grantee duties which are inconsistent with the duties assigned to the Grantee on the date hereof and which duties the Company persists in assigning to the Grantee despite the prior written objection of the Grantee; or (c) the Company reduces the Grantee’s annual base compensation (unless such decrease is proportionate with a decrease in the base compensation of the officers of the Company as a group), or materially reduces Grantee’s group health, life, disability or other insurance programs, Grantee’s pension, retirement or profit-sharing benefits or any benefits provided by the Company, or excludes Grantee from any plan, program or arrangement, including but not limited to bonus or incentive plans.
(c)Termination Other Than for Cause. In the case of the termination of Grantee’s employment by the Company other than for Cause the Phantom Shares shall not be forfeited because of the termination but shall vest in full upon such termination and shall be paid as promptly as practical pursuant to Section 2.
4.    Upon any change in the number or kind of outstanding Common Shares of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, share split, share dividend, combination of shares or any other change in the corporate structure or Common Shares of the Company, the Company, by action of the Committee, is empowered to make such adjustment, if any, in the number and kind of Phantom Shares subject to this Agreement as it considers appropriate for the protection of the Company and of the Grantee.
5.    No later than the date as of which an amount first becomes includable in the gross income of the Grantee for federal income tax purposes with respect to the Phantom Shares granted hereunder, the Grantee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to that amount. The making of that payment or those arrangements is a condition to the obligations of the Company under the Plan, and the Company and its subsidiaries and affiliates may, to the extent permitted by law, deduct any taxes from any payment of any kind otherwise payable to the Grantee.
    6.    Nothing in this Agreement shall affect in any manner any conflicting or other provision of any other agreement between the Grantee and the Company.
7.    The laws of the State of Ohio govern this Agreement, the Plan and the Phantom Shares granted hereby.
8.    This Agreement shall be binding upon Grantee, Grantee’s legal representatives, heirs, delegates and distributes, and upon the Company, its successors and assigns.

9.    Nothing in this Agreement shall affect the right of the Company (or any subsidiary thereof) to terminate the employment of the Grantee at any time for any, or no, reason, or confer upon Grantee the right to continued employment with the Company (or any subsidiary thereof).
IN WITNESS WHEREOF, the Company has caused its corporate name to be subscribed by its duly authorized officer as of the 20th day of June 2023.
STONERIDGE, INC.

By
    James Zizelman
The foregoing is hereby accepted.

Grantee Name